Exhibit 10s

Restricted Stock Units Agreement

This Restricted Stock Units Agreement (the “Agreement”) confirms the grant on June 15, 2005 (the “Grant Date”) by Bristol-Myers Squibb Company, a Delaware corporation (the “Company”), to James D. Robinson III (“Grantee”), of Restricted Stock Units settleable solely in cash (the “Units”), including rights to Dividend Equivalents as specified herein, subject to the terms, conditions and restrictions set forth herein.

1.	General. By accepting the grant of the Units, Grantee agrees to be bound by all of the decisions and determinations of the Compensation and Management Development Committee of the Company’s Board of Directors (the “Committee”) made from time to time. The number of Units and other terms and conditions of the Units are subject to adjustment in accordance with Section 8(b).

2.	Grant Amount. Grantee shall receive 40,000 Units, equivalent in value to approximately $1,000,000 based on the Fair Market Value of a share of the Company’s common stock as of the Grant Date. “Fair Market Value” shall mean the average of the high and low sale prices of a share of the Company’s common stock on the New York Stock Exchange, Inc. composite tape on the date of measurement or on any date as determined by the Committee and, if there were no trades on such date, on the day on which a trade occurred next preceding such date.

3.	Vesting Schedule. The Units, if not previously forfeited, will vest 50% on the date of the 2007 Annual Meeting of Stockholders and 50% on the date of the 2008 Annual Meeting of Stockholders, if Grantee continues to serve as non-executive Chairman of the Company through such date (the “Stated Vesting Date”). In addition, if not previously forfeited, the Units will become vested upon the occurrence of certain events relating to Termination of Service to the extent provided in Section 4 hereof. The terms “vest” and “vesting” mean that the Units have become non-forfeitable. If Grantee has a Termination of Service prior to the Stated Vesting Date and the Units are not otherwise deemed vested by that date, such Units will be immediately forfeited and cease to be outstanding.

4.	Account for Grantee. The Company shall maintain a bookkeeping account for Grantee (the “Account”) reflecting the number of Units then credited to Grantee hereunder as a result of such grant of Units and any crediting of additional Units to Grantee pursuant to payments equivalent to dividends paid on Common Stock under Section 8 hereof (“Dividend Equivalents”).

5.

Settlement. All Units granted hereunder, together with Units credited as a result of Dividend Equivalents, will be settled in cash either in (i) one lump sum payment or (ii) a number of installments, not more than ten, as specified in writing by the Grantee on the Grant Date. The amount of cash payable at a given settlement date will equal the Fair

Market Value of one Unit multiplied by the number of Units to be settled at that date. If installment payments are elected, the amount of each installment shall be equal to the balance of the Units in the Grantee’s account divided by the number of installments remaining to be paid (including the installment in question). Such settlement shall occur (or installments shall commence) upon Termination of Service by Grantee.

6.	Nontransferability. Until Units become settleable in accordance with the terms of this Agreement, Grantee may not transfer Units or any rights hereunder to any third party other than by will or the laws of descent and distribution.

7.	Termination Provisions. The following provisions will govern the vesting and forfeiture of the Units that are outstanding at the time of Grantee’s Termination of Service, unless otherwise determined by the Committee (subject to Section 9(a)hereof):

(a)	Death or Disability. In the event of Grantee’s Termination of Service due to death or Disability (as defined below), all of the outstanding Units will vest immediately, and such Units, together with any then-outstanding Units that previously became vested, will be settled as promptly as practicable thereafter.

(b)	Retirement and Other Terminations. In the event of Grantee’s Termination of Service for any reason other than death or Disability, including termination due to Retirement, any then-outstanding Units not vested at the date of Termination will be forfeited.

(c)	Certain Definitions. The following definitions apply for purposes of this Agreement:

(i) “Disability” means Grantee’s physical or mental impairment which is expected to be of long-duration and which renders Grantee unable to perform his or her duties as a Director of the Company. Determination of Disability will be in the sole discretion of the Board.

(ii) “Retirement” means a Termination of Service initiated by the Grantee after age 65.

(iii) “Termination of Service” means the event by which Grantee ceases to be a Director of the Company. If Grantee ceases to serve as Chairman but continues as a Director, he will not be deemed to have had a Termination of Service hereunder.

8.	Dividend Equivalents and Adjustments.

(a)

Dividend Equivalents. Dividend Equivalents will be credited on Units (other than Units that, at the relevant record date, previously have been settled or forfeited) and deemed reinvested in additional Units. Such crediting shall be as follows, except that the Company may vary the manner of crediting (for example, by crediting cash dividend equivalents rather than additional Units) for administrative convenience:

(i) Cash Dividends. If the Company declares and pays a dividend or distribution on Common Stock in the form of cash, then additional Units shall be credited to Grantee’s Account in lieu of payment or crediting of cash dividend equivalents equal to the number of Units credited to the Account as of the relevant record date multiplied by the amount of cash paid per share in such dividend or distribution divided by the Fair Market Value of a share of Common Stock at the payment date for such dividend or distribution.

(ii) Non-Common Stock Dividends. If the Company declares and pays a dividend or distribution on Common Stock in the form of property other than shares of Common Stock, then a number of additional Units shall be credited to Grantee’s Account as of the payment date for such dividend or distribution equal to the number of Units credited to the Account as of the record date for such dividend or distribution multiplied by the fair market value of such property actually paid as a dividend or distribution on each outstanding share of Common Stock at such payment date, divided by the Fair Market Value of a share of Common Stock at such payment date.

(iii) Common Stock Dividends and Splits. If the Company declares and pays a dividend or distribution on Common Stock in the form of additional shares of Common Stock, or there occurs a forward split of Common Stock, then a number of additional Units shall be credited to Grantee’s Account as of the payment date for such dividend or distribution or forward split equal to the number of Units credited to the Account as of the record date for such dividend or distribution or split multiplied by the number of additional shares of Common Stock actually paid as a dividend or distribution or issued in such split in respect of each outstanding share of Common Stock.

(b)	Adjustments. The number of Units credited to Grantee’s Account shall be appropriately adjusted, in order to prevent dilution or enlargement of Grantee’s rights with respect to Units or to reflect any changes in the number of outstanding shares of Common Stock resulting from a Stock Adjustment Event, taking into account any Units credited to Grantee in connection with such event under Section 8(a) hereof. For this purpose, a “Stock Adjustment Event” shall be a merger, consolidation, reorganization, recapitalization, stock split or other change in corporate structure or capitalization affecting the Company’s common stock.

(c)	Risk of Forfeiture and Settlement of Units Resulting from Dividend Equivalents and Adjustments. Units which directly or indirectly result from Dividend Equivalents on or adjustments to a Unit granted hereunder shall be subject to the same risk of forfeiture as applies to the granted Unit and will be settled at the same time as the granted Unit.

9.	Miscellaneous.

(a)	Binding Agreement; Written Amendments. This Agreement shall be binding upon the heirs, executors, administrators and successors of the parties. This Agreement constitutes the entire agreement between the parties with respect to the Units, and supersedes any prior agreements or documents with respect to the Units. No amendment or alteration of this Agreement which may impose any additional obligation upon the Company shall be valid unless expressed in a written instrument duly executed in the name of the Company, and no amendment, alteration, suspension or termination of this Agreement which may materially impair the rights of Grantee with respect to the Units shall be valid unless expressed in a written instrument executed by Grantee.

(b)	No Promise of Continued Service as Chairman or Director. The Units and the granting thereof shall not constitute or be evidence of any agreement or understanding, express or implied, that Grantee has a right to continue as Chairman or a Director of the Company for any period of time, or at any particular rate of compensation.

(c)	Governing Law. The validity, construction, and effect of this Agreement shall be determined in accordance with the laws (including those governing contracts) of the State of New York, without giving effect to principles of conflicts of laws, and applicable federal law.

(d)	Taxes. Grantee shall be responsible for any income taxes and other taxes resulting from the grant, vesting or settlement of Units.

(e)	Statements. An individual statement of each Grantee’s Account will be issued to Grantee at such times as may be determined by the Company. Such a statement shall reflect the number of Units credited to Grantee’s Account, the Fair Market Value of the Units at the end of the period covered by the statement, transactions therein during the period, and other information deemed relevant by the Company. Such a statement may be combined with or include information regarding other plans and compensatory arrangements. Grantee’s statements shall be deemed a part of this Agreement, and shall evidence the Company’s obligations in respect of Units, including the number of Units credited as a result of Dividend Equivalents (if any). Any statement containing an error shall not, however, represent a binding obligation to the extent of such error, notwithstanding the inclusion of such statement as part of this Agreement.

(f)	Unfunded Obligations. The grant of the Units and any provision for distribution in settlement of Grantee’s Account hereunder shall be by means of bookkeeping entries on the books of the Company and shall not create in Grantee any right to, or claim against any, specific assets of the Company, nor result in the creation of any trust or escrow account for Grantee. With respect to Grantee’s entitlement to any distribution hereunder, Grantee shall be a general creditor of the Company.

(g)	Notices. Any notice to be given the Company under this Agreement shall be addressed to the Company at its principal executive offices, in care of the Corporate Secretary, and any notice to the Grantee shall be addressed to the Grantee at Grantee’s address as then appearing in the records of the Company.

(h)	Stockholder Rights. Grantee shall not have any rights with respect to Units (including voting rights) covered by this Agreement.

IN WITNESS WHEREOF, Bristol-Myers Squibb Company has caused this Agreement to be executed by the director signing below thereunto duly authorized.

Bristol-Myers Squibb Company

By:	/s/ Lewis B. Campbell
Lewis B. Campbell
Chair of the Compensation and Management Development Committee

I hereby agree to the foregoing terms and conditions and accept the grant of the restricted stock units subject thereto.

/s/ James D. Robinson III
James D. Robinson III
Non-Executive Chairman of the Board